EMPLOYMENTAGREEMENT

between

SORIN GROUP INTERNATIONAL S.A.

World Trade Center Lausanne, Avenue Gratte-Paille 2, CP 476, CH-1000 Lausanne 30 Grey hereinafter the "Company"

and

Mr. Jacques Gutedel, Gurnmenweg 4, Rurnisberg 4539, Switzerland hereinafter the "Employee"

RECITALS

A)	The Company is an affiliate of the Sorin Group of Companies (hereinafter "Sorin Group").

B)
The Employee acknowledges and agrees to the fact that the employment relationship will give him/her access to customers and to business secrets of the Company and the Sorin Group and that the use of such knowledge other thau for the benefit of the Com pany would significantly damage the Company and/or the Sorin Group. The Employee further acknowledges and agrees that as a result of its employment by the Company, he/she will become acquainted with other employees of the Company and the Sorin Group and their abilities and that such information is proprietary to the Company and/or the Sorin Group.

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Company and Employee hereby agree on the terms and conditions of the employment agree ment as follows:

1.	Commencement ofEmployment

1.1	The employment shall commence on March 1'\ 2009 ("Effective Date"). The first three months of your employment will be your probationary period.

2.	Position, Place ofWork

1.2	The Employee shall be employed and appointed by the Company as Vice Pre sident, Intercontinental. The Employee shall report to the President, Cardio pulmonary Business Unit and Intercontinental.

1.3
The Employee's place ofwork shall be at the Company's offices at the branch office of Sorin Group International SA in Zürich or other premises in Switzer land that may be eventually decided. The Employee's duties will require the Employee to regularly travel on business for the Company to other locations, both in Switzerland and abroad.

3.	Legal Compliance

1.4	The Employee expressly declares that there are no legal and/or contractual hindrances, which would prohibit a contract of employment with the Com pany.

4.	Remuneration

1.5
The base salary shall be CHF 422'500.- gross p.a. payable in 12 equalmonthly installments in arrears on or around the last working day in the respective month ("Base Salary). The Base Salary shall be the remuneration for both regular working time and overtime and any other service rendered by the Em ployee for the Company.

1.6
The Employee shall also be entitled to a variable bonus ("Variable Bonus") equivalent to 35% of Base Salary of the reference year, as per at point 4.1, upon 1 00% achievement of the assigned targets. Any Variable Bonus shall be subject to the achievement of both Sorin Group's targets and Employee's per sona! objectives, which shall be established on an aunual basis with reference to the then applicable policy for incentives and bonuses. Details of the applica ble policy for incentives and bonuses currently applicable will be provided separately. For 2009, the bonus will be pro-rata.

1.7
Unless otherwise express!y agreed upon in writing, the payment of any gratni ties, bonus, profit shares, premiums or other extra payments as well as fringe benefits shall be on a voluntary basis, subject to the provision that even re peated payments without the explicit repetition of such reservation, shall not create any claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

5.	Reimbursement of Expenses

The expenses reasonably incurred by the Employee in performing his!her ser vices for the Company shall be reimbursed by the Company, against lawful in voices/receipts and in accordance with the policies and procedures established by the Company from time to time.

6	Fringe Benetïts

6.1
The Employee will be entitled to a company car, in line with the Company's car policy. However, as agreed, the Employee will receive a car allowance in stead. The Company will provide the Employee with a fuel card.

6.2	Furthermore, the Company shall provide the Employee with a Mobile Tele phone, laptop and an Electronic Agenda.

7.	Social Security and Insurance

7.1	The contributions for social security (such as compulsory old-age, disability and unemployment insurance) shall be charged in accordance with the cantonal legislation in place at the time.

8.	Pension Scheme

The Employee shall participate in the Pension Plan of the Company according to the plan rules and regulations. Monthly deductions will be made according to the relevant plan rules. The Company deducts the Employee's contributions from his gross salary.

9.	Hours ofWork

The hours of work are as may be required for the proper performance of the Employee's duties without any additional remuneration nor the grant of extra time off or other compensation.

10.	Employee's General Obligations

10.1	The Employee shall faithfully and diligently perform his/her tasks, in compli ance with the instructions given to him/her by the assigned superior.

10.2
The Employee shall devote his/her full working time to the Company and shall not undertake any other professional activities, whether paid or unpaid, and/or accept other employments, duties or assigmnents.

11.	Incapacity

11.1.
Should the Employee be incapacitated due to illness, accident or the like to perform his/her duties required under this Agreement, the Employee shall in form his/her superiors immediately and shall provide a medical certificate evi dencing such incapacity in case the incapacity is more than three days. The Company reserves the right to require the Employee, at any time, to undergo a medical examination conducted by the Company's medical doctor, at the Com pany's expense, and to provide a medical certificate. The Employee hereby au thorizes such medical doctor to disclose and discuss with the Company the re sults of its examination relating to the Employee's incapacity to work.

11.2	During absence from work due to illness, accident or the like, the Employee shall be paid in accordance with the Swiss law and the insurance in place at the time.

12.	Holidays

12.1
The Employee shall be entitled to 25 days of holiday p.a. (pro rata) in addition to the public holidays as applicable in the jurisdiction of the registered place of incorporation or the assigned place of work.

12.2	Holidays shall be taken in the periods agreed with the assigned superior. Suffi dent notice period of intention to take holiday must be given.

13.	Term and Termination

This Agreement shall run for an indefinite period of time. It may be terminated by either party giving 6 months prior written notice. The notice period will start at the begimùng of the month immediately following the month in which the letter of termination has been delivered to the other party and the employ-
ment is effectively terminated at the end of the month in which the notice pe- 1//
riod has expired. f;

14.	Confidentiality

14.1
As used herein, "Confidential Information" shall include, but not be limited to, ail technical, business and trade information of the Company and the Sorin Group (including any subsidiary/sister/parent companies), and of any third party, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by the Employee (alone or with others) orto which the Employee has had access during his/her employ ment hereunder.

14.2
The Employee shall not, at any time during the continuance of his/her em ployment hereunder or at any time thereafter, directly or indirectly, use for his/her own purpose or for any purposes other than those of the Company, re cord, divulge, disclose or communicate to any person, company, business en tity or other organization or, through any failure to exercise due care and dili gence, cause any unauthorized disclosure of, any trade secrets or Confidential Information, except as may be necessary for the proper performance of the Employee's duties or as may be specifically authorized in writing by the Man aging Director or the Board of Directors.

14.3
Upon termination of his/her employment hereunder (for whatever reason) and at any other time at the Company's request the Employee shall, without retain ing any copies or other records thereof, deliver to the Company or any person the Company may nominate each and every document (in paper and electronic form) and ali other material of whatever nature in the possession or under the control of the Employee containing or relating directly or indirectly to any Confidential Information.

14.4
The confidentiality undertaking set forth in this Section shall cease to apply to any information which shall become available to the public generally other wise tl1an through the default of the Employee.

15.	Intellectual Property, Inventions and Designs

15.1
Ali inventions and designs and other proprietary work effort which the Em ployee either alone or in conjunction with others invents, conceives, makes or produces white employed by the Company (whether during working hours or not) and which directly or indirectly:

a)	relates to matters within the scope of the Employee's duties or field of responsibility; or

b)	are based on the Employee's knowledge of the actual or anticipated business or interests of the Company or any company of the Sorin Group; or

c)	are aided by the use of time, materials, facilities or infonnation of the Company or any company of the Sorin Group;

shall be the sole and exclusive property of the Company.

15.2
The Company reserves the right to acquire any invention, design and proprie tary work effort invented, conceived, made or produced by the Employee merely on occasion of his/her employment activity, but not during the per formance of his/her contractual duties. The Company shall inform the Em ployee in writing within six months upon receipt of the Employee's notice whether it wishes to acquire the rights to such invention, design, or proprietary work effort or whether such invention, design or proprietary work effort will be released to the Employee.

15.3
The Employee shall execute and perform at the expense of the Company both during the continuance of his/her employment hereunder and at ail times there after all such applications, assignments, documents, acts and things as may reasonably be required by the Company for the purpose of obtaining and en forcing in such countries as the Company may direct all necessary legal protec tion in respect of inventions, designs and other proprietary work effort owned by the Company and for vesting the same in the Company or as the Company may direct.

15.4
For all inventions, designs and other proprietary work efforts that are invented by the Employee while performing its employment activity, the Company shall pay to the Employee such compensation as is payable under the applicable mandatory laws (Article 332 ffSwiss Code of Obligations).

16.    Data Protection

With the execution of this Agreement, the Employee consents that the Com pany may store, transfer, change and delete all persona! data in connection with this emp1oyment relationship. In particular, the Employee consents to the transfer of persona! data conceming the Employee by the Company to an affiliated company of the Company outside Switzerland.

17.	Restriction on Competition

17.1
The Employee shall not, for as long as he/she remains an employee of the Company and, upon written request by the Company, during a period of 12 months from the taking effect of the termination of this Agreement, alone or jointly with, or as manager, agent or director for, or employee of any person or as a shareholder, directly or indirectly, carry on or be engaged, concemed or interested in any business competitive to the business of the Company in the territory of Latin America, Mediterranean & Africa, South East Asia and Greater China, Middle East, Turkey, India, Pakistan, Austria, Central and Eastern Europe, Japan, Canada and Australia. The non-compete undertaking set forth in this Section shall apply to any product competing with the Com pany's products line, and in particular but not limited to, Cardiopulmonary, Cardiac Rhythm Management and Heart Valve products.

17.2
In the case that the non-compete covenant is enforceable, you shall be entitled to a single non-compete indemnity of a lump sum amount equal to 6 months of gross remuneration (base salary plus the average variable paid out in the last three years of employment) unless the Company waives the effective application of the non compete covenant. Inthe case of enforcement of the non-compete covenant and if you fail to comply with its provisions, you shall repay to the Company the non compete equivalent to this indemuity, without prejudice to any additional damages which the Company may clairn.

17.3	If the Employee is terminated for cause, he/she shall not receive any compen sation for the non-competition obligation described above.

17.4
The Employee shall not, for as long as he/she remains an employee of the Company and during a period of one year from the taking effect of the termi nation of this Agreement, i.e. from the end of this Agreement (i) solicit, induce or attempt to induce any person who is an employee of the Company and the Sorin Group to leave the Sorin Group or to engage in any business that corn petes with the Sorin Group; or (ii) hire or assist in the hiring of any person who is an employee of the Sorin Group to work for any business that competes with the Company or the Sorin Group.

18.	Contractual Penalty

For each violation of the covenants set forth in the Sections covering the Con fidentiality and the Non-Compete Clause, the Employee shall pay to the Com pany an amount of CHF 200'000.- as liquidated damages plus such additional damages as may be incurred by the Company. The payment of this sum shall not operate as a waiver of the above obligation. The Company shall, in addi tion to ail other damages, be entitled to obtain a court's order for specifie per formance, as weil as adequate injunctive relief or any other adequate judicial measure, to immediately stop such breach.

19.	Special Undertaking

The Employee hereby confirms that he/she has no special professional obliga tions vis-à-vis a former employer. The employee further confirms that he/she has fulfilled all legal obligations vis-à-vis former employers, particularly that there is no obligation concerning a non-compete clause.

20.	General Provisions

20.1
The Employee is not allowed during the whole term of this Agreement to ac cept orto request in connection with his/her position of the Company either di rectly or indirectly any gifts, commissions, benefit or indemnifications from any third party.

20.2	All notices shall be addressed to the other party at the address specified at the beginning of this Agreement, or to any other address as provided by the parties through subsequent written notice.

20.3
This Agreement constitutes the entire agreement and understanding among the parties with respect to the employment of the Employee with the Company, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto. Any representations or statement (in whatever form) made to the Employee in connection with the Employee's employment not in corporated in this Agreement shall not be valid and have no effect.

20.4
This Agreement may only be modified or amended by a document signed by the Employee and the Company. Any provisions contained in this Agreement may only be waived by a document signed by the party waiving such provi sion. No waiver of any violation or non-performance of this Agreement in one instance shall be deemed to be a waiver of any violation or non-performance in any other instance. All waivers must be in writing.

20.5
If any provision of this Agreement is found by any competent authority to be void, in-valid or nnenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provi sion hereof determined to be void, illegal or unenforceable.

20.6
The rights of a party shall not be prejudiced or restricted by any indulgence or forbearance extended to any other party. A waiver to pursue any breach of con tract by a party shall not operate as a waiver of the respective right or as a waiver to daim any subsequent breach. Any provision of this Agreement may be waived only by a written statement ofthe waiving party.

21.	Governing Law and Jurisdiction

21.1	This Agreement, including the jurisdiction clause shall be govemed by, inter preted and construed in accordance with the applicable laws of Switzerland.

21.2
Exclusive jurisdiction for ali disputes arising out of or in connection with this Agreement shall be with the ordinary courts at the registered place of incorpora tion of the Company, the place of work or the place of living of the Employee.

Place, Date    Place, Date